MIRUM PHARMACEUTICALS, INC.

NON-EMPLOYEE DIRECTOR COMPENSATION POLICY
As Amended [ ], 2024, Effective as of [ ], 2024

Each member of the Board of Directors (the “Board”) who is not also serving as an employee of or consultant to Mirum Pharmaceuticals, Inc. (the “Company”) or any of its subsidiaries (each such member, an “Eligible Director”) will receive the compensation described in this Non-Employee Director Compensation Policy (this “Policy”) for his or her Board service. An Eligible Director may decline all or any portion of his or her compensation by giving notice to the Company prior to the date cash may be paid or equity awards are to be granted, as the case may be. This Policy is effective as of [ ], 2024 (the “Effective Date”) and may be amended at any time in the sole discretion of the Board.

Annual Cash Compensation

The annual cash compensation amount set forth below is payable to Eligible Directors in equal quarterly installments, payable in arrears on the last day of each fiscal quarter in which the service occurred. If an Eligible Director joins the Board or a committee of the Board at a time other than effective as of the first day of a fiscal quarter, each annual retainer set forth below will be pro-rated based on days served in the applicable fiscal year, with the pro-rated amount paid for the first fiscal quarter in which the Eligible Director provides the service and regular full quarterly payments thereafter. All annual cash fees are vested upon payment.

1.    Annual Board Service Retainer:
a.    All Eligible Directors: $50,000
b.    Chairman of the Board Service Retainer (in addition to Eligible Director Service Retainer): $60,000
c.    Lead Independent Director Service Retainer (in addition to Eligible Director Service Retainer), if applicable: $10,000

2.    Annual Committee Chair Service Retainer (in addition to Committee Member Service Retainer):
a.    Chair of the Audit Committee: $20,000
b.    Chair of the Compensation Committee: $20,000
c.    Chair of the Nominating and Corporate Governance Committee: $10,000

3.    Annual Committee Member Service Retainer:
a.    Member of the Audit Committee: $10,000
b.    Member of the Compensation Committee: $10,000
c.    Member of the Nominating and Corporate Governance Committee: $5,000

Equity Compensation

The equity compensation set forth below will be granted under the Company’s 2019 Equity Incentive Plan (the “Plan”). All equity awards granted under this Policy will be nonstatutory stock options and restricted stock unit awards (“RSU Awards”). All nonstatutory stock options granted under this Policy will have an exercise price per share equal to 100% of the Fair Market Value (as defined in the Plan) of the underlying Common Stock on the date of grant, and a term of ten years from the date of grant (subject to earlier termination in connection with a termination of service as provided in the Plan, provided that upon a termination of service other than for death, disability or cause, the post-termination exercise period will be three months from the date of termination).

1.    Initial Grant: For each Eligible Director who is first elected or appointed to the Board following the Effective Date, on the date of such Eligible Director’s initial election or appointment to the Board (or, if such date is not a market trading day, the first market trading day thereafter), the Eligible Director will be automatically, and without further action by the Board, granted a nonstatutory stock option (an “Initial Option Grant”) and an RSU Award (an “Initial RSU Grant,” together with the Initial Option Grant, the “Initial Grant”) with an aggregate grant date fair value of the Initial Grant of $450,000 (the “Initial Grant Maximum Value”), as follows:

    (a) an Initial Option Grant to purchase a number of shares of common stock of the Company equal to 50% of the Initial Grant Maximum Value as determined using the Black-Scholes calculation methodology, with the resulting number rounded down to the nearest whole share; and

    (b) an Initial RSU Grant covering a number of shares of common stock of the Company equal to (x) 50% of the Initial Grant Maximum Value divided by (y) the closing sales price per share of the Company’s common stock as of the date of grant, with the resulting number rounded down to the nearest whole share.

The shares subject to the Initial Grant will vest in equal annual installments over a three-year period such that the Initial Grant is fully vested on the third anniversary of the date of grant, subject to the Eligible Director’s Continuous Service (as defined in the Plan) through each such vesting date and will vest in full upon a Change in Control (as defined in the Plan).

2.    Annual Grant: On the date of each annual stockholder meeting of the Company held after the Effective Date, each Eligible Director who continues to serve as a non-employee member of the Board following such stockholder meeting will be automatically, and without further action by the Board, granted a nonstatutory stock option (an “Annual Option Grant”) and an RSU Award (an “Annual RSU Grant”, and together with the Annual Option Grant, the “Annual Grant”) with an aggregate grant date fair value of the Annual Grant of $300,000 (the “Annual Grant Maximum Value”), as follows:
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(a) an Annual Option Grant to purchase a number of shares of common stock of the Company equal to 50% of the Annual Grant Maximum Value, as determined using the Black-Scholes calculation methodology, with the resulting number rounded down to the nearest whole share; and

    (b) an Annual RSU Grant covering a number of shares of common stock of the Company equal to (x) 50% of the Annual Grant Maximum Value divided by (y) the closing sales price per share of the Company’s common stock as of the date of grant, with the resulting number rounded down to the nearest whole share.

The shares subject to the Annual Grant will vest on the first anniversary of the date of grant, provided that the Annual Grant will in any case be fully vested on the date of Company’s next annual stockholder meeting, subject to the Eligible Director’s Continuous Service (as defined in the Plan) through such vesting date and will vest in full upon a Change in Control (as defined in the Plan).

3.    Deferral of RSU Awards: Unless and until otherwise determined by the Board or the Compensation Committee, as applicable, each Eligible Director may elect to defer the delivery of shares in settlement of any RSU Award granted pursuant to this Policy that would otherwise be delivered to such Eligible Director on or following the date such RSU Award vests pursuant to the terms of this Policy (the “Deferral Election”). Unless otherwise determined by the Board or the Compensation Committee, for any such Deferral Election to be effective, a form of deferral election must be submitted to the Company’s Senior Vice President, Human Resources (or such other individual as the Company designates) in accordance with and at the time as set forth in the form of deferral election (as approved by the Board or the Compensation Committee). Any Deferral Election will be irrevocable, and will be subject to such rules, conditions and procedures as shall be determined by the Board or the Compensation Committee, in its sole discretion, which rules, conditions and procedures shall at all times comply with the requirements of Section 409A, unless otherwise specifically determined by the Board or the Compensation Committee.
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